Exhibit 3.3
CERTIFICATE OF INCORPORATION
OF
NATIONSTAR MORTGAGE HOLDINGS INC.
     FIRST: The name of the corporation (the “Corporation”) shall be Nationstar Mortgage Holdings Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).
     FOURTH: The total number of shares and par value of stock which the Corporation shall be authorized to issue is 1,000 shares of common stock, par value 0.01 per share.
     FIFTH: The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.
     SIXTH: The name and address of the incorporator is as follows:
Jason Zhou
c/o Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
     SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal by by-laws.
     EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this day of May 9, 2011.

By:	/s/ Jason Zhou
	Name:	Jason Zhou
Title: Sole Incorporator

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